Exhibit 99

Information

LOCKHEED MARTIN ANNOUNCES EXPIRATION OF MAXIMUM TENDER OFFER;

$950 MILLION OF TOTAL DEBT TO BE REPURCHASED

BETHESDA, MD, November 24, 2004 – Lockheed Martin Corporation (NYSE: LMT) today announced that approximately $666 million aggregate principal amount of its 8.20% Notes due 2009 (the “2009 Notes”) were tendered as of the expiration date for its previously announced Maximum Tender Offer. The Maximum Tender Offer expired at 5:00 p.m., New York City time, on Wednesday, November 24, 2004, subject to the terms of the Offer to Purchase dated October 26, 2004 (the “Offer to Purchase”).

As previously announced, $285,356,000 of the company’s 7.70% Notes due 2008 (the “2008 Notes”) were validly tendered and accepted for purchase in the Any and All Tender Offer that expired on November 9, 2004, made pursuant to the same Offer to Purchase.

Lockheed Martin elected not to cap the securities tendered in the Maximum Tender Offer, and has accepted for purchase all securities validly tendered and not withdrawn pursuant to both tender offers for a combined total of $665,991,000 aggregate principal amount, as described below.

CUSIP Number	Title of Security	Principal Amount Outstanding	Reference U.S. Treasury Security	Fixed Spread	Actual Reference Yield	Tender Offer Yield	Full Tender Offer Consideration	Principal Amount Tendered as of 11/24/2004	% of Notes Tendered as of 11/24/2004
539830AJ8	7.70% Notes due 2008	$390,555,000	2.625% U.S. Treasury Note due May 2008	.37%	3.169%	3.539%	$1,139.34	$285,356,000	73%

539830AL3	8.20% Notes due 2009	$993,020,000	3.375% U.S. Treasury Note due October 2009	.45%	3.552%	4.002%	$1,188.44	$665,991,000	67%

The Maximum Tender Offer was for an amount equal to the difference of $950 million (increased from the initial amount of $850 million) and the face amount of 2008 Notes validly tendered and accepted for payment in the Any and All Offer.

Lockheed Martin expects to make payment for the 2009 Notes validly tendered in the Maximum Tender Offer in same-day funds on Thursday, December 2, 2004, subject to the terms and conditions set forth in the Offer to Purchase.

Holders of 2009 Notes who validly tendered and did not validly withdraw their 2009 Notes prior to 5:00 p.m., New York City time on November 9, 2004 (the “Early Tender Date”) will receive the full tender offer consideration. A total of $664,345,000 of the 2009 Notes were validly tendered and not withdrawn prior to the Early Tender Date.

Holders who validly tendered their 2009 Notes pursuant to the Maximum Tender Offer after the Early Tender Date but prior to the Maximum Tender Offer expiration date will receive the late tender offer consideration, which is the full tender offer consideration minus $20.00 per $1,000 principal amount of 2009 Notes tendered.

The full tender offer consideration per $1,000 principal amount of 2009 Notes was calculated in the manner described in the Offer to Purchase by reference to a fixed spread specified for the 2009 Notes over the yield based on the bid side price of the Reference U.S. Treasury Security specified above, as calculated by the dealer managers at 2:00 p.m., New York City time, on November 22, 2004.

Lockheed Martin has retained J. P. Morgan Securities Inc. and Citigroup to serve as joint dealer managers, The Bank of New York to serve as depositary and Morrow & Co., Inc. to serve as information agent for the tender offers.

Headquartered in Bethesda, Md., Lockheed Martin employs about 130,000 people worldwide and is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. The Corporation reported 2003 sales of $31.8 billion.

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